Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201
www.lw.com

FIRM / AFFILIATE OFFICES

	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Chicago	Paris
	Dubai	Riyadh
January 8, 2026	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Silicon Valley
	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.

Stride, Inc.

11720 Plaza America Drive, 9th Floor

Reston, VA 20190

Re:	Registration Statement on Form S-8; 4,740,000 shares of common stock, $0.0001 par value per share

To the addressee set forth above:

We have acted as special counsel to Stride, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 740,000 shares of common stock (“Common Stock”), $0.0001 par value per share (the “Plan Shares”), to be issued pursuant to the amended and restated Stride, Inc. 2016 Equity Incentive Award Plan (the “Plan”), and 4,000,000 shares of Common Stock (the “ESPP Shares” and together with Plan Shares, the “Shares”) that may be issued to participants pursuant to the Stride, Inc. 2025 Employee Stock Purchase Plan (the “ESPP”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on January 8, 2026 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

January 8, 2026 Page 2

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plan and the ESPP, as applicable, assuming in each case that the individual grants or awards under the Plan and the ESPP, as applicable, are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan and the ESPP, as applicable (and any applicable agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP